EXHIBIT 99.2

August 1, 2003

Media:	John Sousa or David Byford (713) 767-5800

Analysts:	Katie Pipkin or Christina Cavarretta (713) 507-6466

DYNEGY ANNOUNCES PRICING ON $175 MILLION IN CONVERTIBLE DEBENTURES OFFERING

HOUSTON (Aug. 1, 2003)—Dynegy Inc. (NYSE: DYN) today announced that it has priced $175 million of convertible subordinated debentures. The 4.75% convertible subordinated debentures will be convertible at the option of the holder into Dynegy common stock at a conversion price of $4.12 per share, subject to adjustment in certain circumstances. The initial conversion price represents a 30% premium over the closing price of Dynegy common stock on July 31, 2003, which was $3.17 per share. Dynegy has also granted the initial purchasers of the convertible subordinated debentures an option to purchase up to an additional $50 million of convertible subordinated debentures. The transaction is expected to close on or about August 11th.

The convertible subordinated debentures will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the convertible subordinated debentures may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This news release is neither an offer to sell nor a solicitation of any offer to buy the convertible subordinated debentures.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling more than 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the transaction described above will be consummated. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.

#    #    #